Exhibit 10.3

December 24, 2013

Re: OFFER OF EMPLOYMENT

Dear Ms. Somalya:

On behalf of Warren Resources, Inc. (“Warren” or the “Company”), I am pleased to extend this offer of employment to you effective February 17, 2014 (the “Start Date”), and look forward to you joining Warren in our New York, NY office. I am confident you will find your position with Warren both challenging and rewarding. The basic terms are as follows:

Start Date: February 17, 2014.

Job Title: Senior Vice President, General Counsel and Corporate Secretary.

Responsibilities: You will be responsible for performing the duties and responsibilities as are commensurate and consistent with your positions as Senior Vice President, General Counsel and Corporate Secretary and will devote your full working time, attention and efforts to the Company and to discharging the responsibilities of your position, and such other duties and responsibilities as may be assigned from time to time by the Company which relate to the business of the Company. You will report directly to the Chief Executive Officer. You agree to comply with the Company’s standard policies and procedures, including the Employee Handbook previously delivered and accepted by you, and with all applicable laws and regulations.

Annual Base Salary: $250,000, payable bi-weekly in 26 equal installments less all required or elected taxes and other withholdings.

Signing Bonus: $68,000 cash signing bonus (“Signing Bonus”) paid within 10 days after your first day of employment. In the event you voluntarily terminate your employment with Warren (other than “Resignation for Good Reason,” as defined below) during the first 24 months of employment, you will be required to repay a pro-rated amount of the $68,000 Signing Bonus. The repayment amount will be calculated by dividing the total amount of your Signing Bonus by 24 months and multiplying that number by the number of months remaining until the 24 month anniversary of your first date of employment. After the 24 month period, you have no obligation to repay the Signing Bonus if you leave Warren voluntarily. In addition, on the first date of your employment, you will be granted an initial award of options (“Options”) to purchase 40,000 shares of Warren common stock at an exercise price equal to the closing price of Warren common stock on the date of grant for a term of five years from the date of grant, subject to the express terms of the Warren Stock Incentive Plan (the “Plan”). Your participation in the Plan is governed by the Plan terms; however, by way of summary only, your Options will vest equally on an annual basis over a three year period with the initial 1/3 portion vesting on the one year anniversary of the initial grant date. The unvested portion of the 40,000 Options will accelerate upon your “Resignation for Good Reason,” “Termination without cause,” or upon a “Change in control” (as defined in the Severance Plan described below).

Annual Bonus: At the end of each calendar year, you will be considered for a bonus of up to 62.5% of your annual base salary based on Company and individual performance. As with all bonus compensation at Warren, whether you are awarded a bonus and, if so, the amount of any bonus is within the sole and exclusive discretion of Warren and subject to the approval of the Compensation Committee of the Board of Directors (the “Compensation Committee”). Any bonuses Warren decides to award for a calendar year will be paid no later than March 15 of the following year. You will be eligible beginning in 2015 for any discretionary bonus payments for prior calendar years, including calendar year 2014. You must be actively employed by Warren at the time the bonus is actually paid to be considered eligible to receive the bonus.

Long-term Equity Award: You will be eligible to participate in the Plan, along with other employees of Warren, commencing in 2014 and you may be considered for an annual stock option award during the first quarter of 2014. The amount of any equity awards granted under the Plan will be determined by the Compensation Committee in its sole discretion. Subject to the terms of the Plan, equity awards vest equally over a three-year period, meaning that you will have the vested right to exercise: (1) one-third (1/3) of the equity awards after the first anniversary of award; (2) one-third (1/3) of the equity awards after the second year; and (3) one-third (1/3) of the equity awards after the third year.

Vacation and Benefits: You shall be entitled to take four weeks of paid annual vacation (‘‘Vacation Time”) during each calendar year of employment, plus 3 personal days and 5 days of sick leave (“PTO”), all in accordance with the Warren Resources Employee Handbook , which you acknowledge receiving and reviewing as shown by your signature on Exhibit A hereto.  Up to fifty percent (50%) of any accrued, unused Vacation Time may be carried over into the year following the year for which it was granted. Accrued, unused PTO may not be carried over from year-to-year or paid upon termination. Warren also offers group health and dental insurance plans, with eligibility criteria set forth in the plans. You will also be eligible to participate in Warren’s 401(k) retirement plan, under which Warren may choose to match a portion of your contributions (currently up to a maximum of 4% of your base salary), in its sole discretion.

Severance: You are entitled to the severance benefits set forth under Tier 3 of the Warren Resources, Inc. Severance Plan as adopted by the Compensation Committee of the Board of Directors on November 15, 2013 (the “Severance Plan “) a copy of which has been provided to you; provided , however, that (x) Exhibit A of the Severance Plan shall be adjusted in your case only for three years following your Start Date (the “Initial 3 Years”) such that your severance upon : (i) “Termination without cause” or “Resignation for Good Reason” shall be (a) lx your annual base salary then in effect, plus (b) accelerated prorated vesting of your then unvested equity-based awards that vest based solely on continued employment or service with the Company (the “Time-Based Equity Awards”) so that you would be vested on the unvested portion of the Time-Based Equity Awards that would vest on the next vesting date following the termination date had you remained employed with the Company, and (ii) termination within 2 years after a “Change in Control” shall be (a) lx your annual base salary then in effect, plus (b) 1x the average of your 3 year prior incentive bonus, plus (c) your pro-rata then current year incentive bonus, plus (d) accelerated vesting of your then Time-Based Equity Awards pursuant to clause 13(ii)(B) of the Company’s 2010 Incentive Stock Plan (whether or not a termination has occurred), and (y) your rights to receive severance payments pursuant to clause (x) above shall vest on the Start Date. In addition, during the Initial 3 Years, upon a “Termination without cause”, “Resignation for Good Reason” or a termination within 2 years after a “Change in control”, you shall be entitled to COBRA continuation coverage paid in full by the Company, so long as you have not become actually covered by the medical plan of a subsequent employer during any such month and are otherwise entitled to COBRA continuation coverage, with such payments for a maximum of 9 months following the date of termination.

“Resignation for Good Reason “ shall mean a resignation of employment by you for any of the following reasons: (i) any material decrease in your annual base salary (except for reductions in connection with a general reduction in annual salary for all executives of the Company by an average percentage that is not less than the percentage reduction of your annual base salary), (ii) any material breach by the Company of any material provisions of the severance terms in this section of your Offer Letter, and (iii) any action by the Company resulting in a material reduction in position, authority, duties or responsibilities. Notwithstanding the foregoing, Resignation for Good Reason will not be effective unless (1) you notify the Company in writing of the existence of the condition which you believe constitutes Good Reason within ninety (90) days of the initial existence of such condition (which notice specifically identifies such condition), (2) the Company fails to remedy such condition within thirty (30) days after the date on which it receives such notice (the “Remedial Period”), and (3) you actually terminate your employment within one year following the initial existence of the Good Reason condition.  If you terminate employment before the expiration of the Remedial Period, then your termination will not be considered to be Resignation for Good Reason.

Except as may lower the economic benefits due to you under the paragraph entitled “Severance” above, Warren reserves the exclusive right to amend, modify or terminate any of the foregoing plans in its sole discretion.

Employment at Will: Although Warren hopes for a lasting relationship with you, your employment with the Company is and will remain strictly “at will”. This means that both Warren and you have the absolute right to terminate your employment at any time, with or without notice and with or without cause.

Background Check and Right to Work: Your employment is contingent upon the successful completion of reference and background checks, drug-screening checks and investigations prior to employment. You have represented to Warren that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into this employment relationship or carrying out your responsibilities to Warren, as contemplated hereby.

Please confirm your acceptance of these terms by signing below and returning a copy of this letter to me at the letterhead address.

Very truly yours,

WARREN RESOURCES, INC.

	By:	/s/ Philip A. Epstein
Philip A. Epstein
Chairman and Chief Executive Officer

Accepted and agreed to

this 3rd day of January, 2014:

/s/ Saema Somalya
Saema Somalya

ph. 212.697.9660 • fax: 212.697.9466